Exhibit 4.9

JOINDER AND AMENDMENT AGREEMENT

AGREEMENT (this “Agreement”) dated as of November 18, 2011 relating to the Credit Agreement dated as of March 4, 2011 (the “Credit Agreement”) among NXP B.V., with its corporate seat in Eindhoven, the Netherlands (the “Company”), NXP FUNDING LLC (the “Co-Borrower”), the lending institutions from time to time parties thereto, Barclays Bank PLC, as Administrative Agent (in such capacity, the “Administrative Agent”), Morgan Stanley Senior Funding, Inc., as Global Collateral Agent, and Mizuho Corporate Bank, Ltd., as Taiwan Collateral Agent.

RECITALS:

The Borrowers have requested certain entities to become “Lenders” party to the Credit Agreement by making additional term loans (the “Tranche A-2 Loans”) under the Credit Agreement in an aggregate principal amount of $500,000,000, which Tranche A-2 Loans will become “Loans” thereunder for all purposes of the Credit Agreement.

The institutions listed on Schedule 1.1(e) hereto (each, a “Tranche A-2 Lender” and, collectively, the “Tranche A-2 Lenders”) are willing to make available to the Borrowers Tranche A-2 Loans on the terms and subject to the conditions set forth herein. The proceeds of the Tranche A-2 Loans will be used to repay, redeem or repurchase a portion of the Company’s outstanding indebtedness. In addition, the Borrowers have requested that the Credit Agreement be amended to include the ability to borrow incremental term loans, as further provided herein.

Certain Lenders (the “Consenting Lenders”) under the Credit Agreement as in effect immediately prior to the Tranche A-2 Funding Date (as defined below) and who comprise the Required Lenders are willing, upon the terms and conditions set forth herein and in accordance with Section 13.2 of the Credit Agreement, to consent to the amendments to the Credit Agreement to be effected hereby.

Therefore, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1. Defined Terms. Unless otherwise specifically defined herein, each term used herein that is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement. The interpretive provisions set forth in Section 1.2 of the Credit Agreement apply to this Agreement.

Section 2. Tranche A-2 Loans. Each Tranche A-2 Lender hereby agrees, on the terms and subject to the conditions set forth herein and in the Credit Agreement as amended hereby, to make a Tranche A-2 Loan to the Borrowers on the Tranche A-2 Funding Date in a principal amount not to exceed the amount set forth opposite such Tranche A-2 Lender’s name on Schedule 1.1(e) as such Tranche A-2 Lender’s “Tranche A-2 Commitment”; provided that the amount required to be funded by each Tranche A-2 Lender with respect to its Tranche A-2 Loan shall be equal to 96.0% of the stated principal amount of such Tranche A-2 Lender’s Tranche A-2 Loan.

Section 3. Amendments to Credit Agreement.

(a) On the Tranche A-2 Signing Date, each Loan then outstanding under the Credit Agreement shall be designated as a “Tranche A-1 Loan” and each existing Lender shall be designated as a “Tranche A-1 Lender.”

(b) Section 1.1 of the Credit Agreement is amended by adding (in appropriate alphabetical order), the following defined terms:

“Increased Amount Date” shall have the meaning provided in Section 2.14.

“Initial Maturity Date” shall mean March 4, 2017, or, if such date is not a Business Day, the next preceding Business Day.

“Joinder and Amendment Agreement” shall mean the Joinder and Amendment Agreement dated as of November 18, 2011 among the Borrowers, the Tranche A-2 Lenders, certain other Lenders and the Administrative Agent.

“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date applicable to any Loan hereunder, as applicable.

“Loan Repayment Amount” shall mean a Tranche A-1 Loan Repayment Amount, Tranche A-2 Loan Repayment Amount or New Term Loan Repayment Amount.

“Loan Repayment Date” shall mean a Tranche A-1 and Tranche A-2 Loan Repayment Date or a New Term Loan Repayment Amount.

“New Term Loan Commitments” shall have the meaning provided in Section 2.14.

“New Term Loan Joinder Agreement” shall have the meaning provided in Section 2.14.

“New Term Loan Lender” shall have the meaning provided in Section 2.14.

“New Term Loan Maturity Date” shall mean the date on which a New Term Loan matures.

“New Term Loan Repayment Amount” shall have the meaning provided in Section 2.5.

“New Term Loans” shall have the meaning provided in Section 2.14.

“Tranche” shall mean, in relation to any Loan, whether such Loan is a Tranche A-1 Loan, a Tranche A-2 Loan or an additional tranche (as contemplated by and designated pursuant to Section 2.14).

“Tranche A-1 Loan Repayment Amount” shall have the meaning provided in Section 2.5.

“Tranche A-1 Commitment” shall mean, with respect to each Lender on the Funding Date, the amount set forth opposite such Lender’s name on Schedule 1.1(b) as such Lender’s “Commitment.”

“Tranche A-1 Lenders” shall mean the Lenders with respect to Tranche A-1 Loans.

“Tranche A-1 Loans” shall mean the Loans made on the Funding Date pursuant to Section 2.1.

“Tranche A-2 Availability Period” shall mean the period beginning on the Tranche A-2 Signing Date to and including December 19, 2011.

“Tranche A-2 Commitment” shall mean, with respect to each Tranche A-2 Lender listed on Schedule 1.1(e), the amount set forth opposite such Tranche A-2 Lender’s name as such Tranche A-2 Lender’s “Tranche A-2 Commitment.”

“Tranche A-2 Funding Date” means such date during the Tranche A-2 Availability Period specified to be the “Date of Borrowing” in the Notice of Borrowing, subject to satisfaction (or waiver) of the conditions precedent set forth in the Joinder and Amendment Agreement.

“Tranche A-2 Lenders” shall mean each of the financial institutions set forth on Schedule 1.1(e) as having an Tranche A-2 Commitment and from and after the Tranche A-2 Funding Date, the Lenders with respect to Tranche A-2 Loans.

“Tranche A-2 Loan Repayment Amount” shall have the meaning provided in Section 2.5.

“Tranche A-2 Loans” shall mean the “Tranche A-2 Loans” as defined in, and made in accordance with, the Joinder and Amendment Agreement.

“Tranche A-2 Signing Date” shall mean November 18, 2011.

“Weighted Average Yield” shall mean with respect to any Loan, on any date of determination, the weighted average yield to maturity, in each case, based on the interest rate applicable to such Loan on such date and giving effect to all upfront or similar fees payable to the Lender of such Loan and any original issue discount with respect thereto.

(c) The following definitions in Section 1.1 of the Credit Agreement are amended and restated to read in their entirety as follows:

“Applicable ABR Margin” shall mean with respect to any ABR Loan, which is (x) a Tranche A-1 Loan, 2.25% per annum, or (y) a Tranche A-2 Loan, 3.25% per annum.

“Applicable LIBOR Margin” shall mean with respect to a LIBOR Loan, which is a (x) Tranche A-1 Loan, 3.25% per annum, or (y) a Tranche A-2 Loan, 4.25% per annum.

“Borrowing” shall mean the incurrence of one Type of Loan on the Funding Date, the Tranche A-2 Funding Date or any applicable Increased Amount Date (or resulting from conversions on a given date thereafter) having in the case of LIBOR Loans the same Interest Period; provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans.

“Commitment” shall mean (a) with respect to any Tranche A-1 Lender on the Funding Date, such Lender’s Tranche A-1 Commitment, (b) with respect to any Tranche A-2 Lender, such Lender’s Tranche A-2 Commitment and (c) with respect to any New Term Loan Lender, such New Term Loan Lender’s New Term Loan Commitment specified in the applicable New Term Loan Joinder Agreement.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(c) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the Latest Maturity Date; provided, however, that (x) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (y) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 10.2.

“Lenders” shall have the meaning provided in the preamble of this Agreement (and shall include in any event the Tranche A-1 Lenders, the Tranche A-2 Lenders and any New Term Loan Lenders).

“Loans” shall mean any ABR Loan or LIBOR Loan made by any Lender hereunder (and shall include in any event the Tranche A-1 Loans, the Tranche A-2 Loans and any New Term Loans).

“Maturity Date” means the Initial Maturity Date or the New Term Loan Maturity Date, as applicable.

(d) Section 2.1(a) of the Credit Agreement amended and restated in its entirety to read in full as follows:

Subject to and upon the terms and conditions herein set forth, (x) each Tranche A-1 Lender made a Tranche A-1 Loan denominated in US Dollars to the Borrowers on the Funding Date in a principal amount equal to such Tranche A-1 Lender’s Tranche A-1 Commitment and (y) each Tranche A-2 Lender severally agrees to make a Tranche A-2 Loan denominated in US Dollars to the Borrowers on the Tranche A-2 Funding Date in a amount not to exceed such Tranche A-2 Lender’s Tranche A-2 Commitment. The Loans (i) may not be reborrowed once paid and (ii) may, at the option of the Company be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; provided that all Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type; provided further that (A) the gross proceeds required to be funded by each Tranche A-1 Lender with respect to Tranche A-1 Loans was equal to 99.5% of the principal amount of such Tranche A-1 Loan and (B) the amount required to be funded by each Tranche A-2 Lender with respect to its Tranche A-2 Loan shall be equal to 96.0% of the stated principal amount of such Tranche A-2 Lender’s Tranche A-2 Loan.

(e) Each reference to “Funding Date” in Section 2.3 and Section 2.4 of the Credit Agreement is replaced with “Funding Date, Tranche A-2 Funding Date or Increased Amount Date, as applicable,”.

(f) The first sentence of Section 2.3(a) of the Credit Agreement is amended and restated in its entirety to read in full as follows:

To request the borrowing of the Loans, the relevant Borrower or Borrowers shall give the Administrative Agent at the Administrative Agent’s Office, written notice (or telephonic notice promptly confirmed in writing) (i) prior to 10:00 a.m. on at least the second Business Day prior to the Funding Date, Tranche A-2 Funding Date or Increased Amount Date, as applicable (or such later time as may be agreed with the Administrative Agent (acting reasonably)) in respect of proposed LIBOR Loans or (ii) prior to 12:00 Noon on at least the first Business Day prior to the Funding Date, Tranche A-2 Funding Date or Increased Amount Date, as applicable (or such later time as may be reasonably agreed with the Administrative Agent (acting reasonably)) in respect of proposed ABR Loans.

(g) Section 2.5(a) of the Credit Agreement is amended and restated in its entirety to read in full as follows:

The Borrowers shall, jointly and severally, repay to the Administrative Agent, for the benefit of the Lenders, on each date set forth below (or, if not a Business

Day, the immediately preceding Business Day) (each, a “Tranche A-1 and Tranche A-2 Loan Repayment Date”), a principal amount in respect of the then-outstanding Loans equal to (x) (A) in the case of the Tranche A-1 Loans, the outstanding principal amount of Tranche A-1 Loans on the Funding Date and (B) in the case of the Tranche A-2 Loans (but only for Tranche A-1 and Tranche A-2 Loan Repayment Dates after the Tranche A-2 Funding Date), the outstanding principal amount of Tranche A-2 Loans on the Tranche A-2 Funding Date, multiplied by (y) the percentage set forth below opposite such Loan Repayment Date (a “Tranche A-1 Loan Repayment Amount” and “Tranche A-2 Loan Repayment Amount”, respectively):

Date	Percentage
June 30, 2011	0.25%
September 30, 2011	0.25%
December 31, 2011	0.25%
March 31, 2012	0.25%
June 30, 2012	0.25%
September 30, 2012	0.25%
December 31, 2012	0.25%
March 31, 2013	0.25%
June 30, 2013	0.25%
September 30, 2013	0.25%
December 31, 2013	0.25%
March 31, 2014	0.25%
June 30, 2014	0.25%
September 30, 2014	0.25%
December 31, 2014	0.25%
March 31, 2015	0.25%
June 30, 2015	0.25%
September 30, 2015	0.25%
December 31, 2015	0.25%
March 31, 2016	0.25%
June 30, 2016	0.25%
September 30, 2016	0.25%
December 31, 2016	0.25%

Notwithstanding anything to the contrary contained herein, all outstanding principal amounts of the Tranche A-1 and Tranche A-2 Loans, including interest payable thereon, shall be due and payable on the Initial Maturity Date.

In the event that any New Term Loans are made, such New Term Loans shall, subject to Section 2.14, be repaid by the relevant Borrower in the amounts (each a “New Term Loan Repayment Amount”) and on the dates set forth in the applicable New Term Loan Joinder Agreement.

(h) Sub-clause (i) of Section 2.5(c) of the Credit Agreement is amended and restated in its entirety to read in full as follows:

the amount of each Loan made hereunder, the Borrower of such Loan, the Type of each Loan made, the Tranche of each Loan made and the Interest Period applicable thereto,

(i) The first sentence of Section 2.7 of the Credit Agreement is amended and restated in its entirety to read in full as follows:

The borrowing of Loans under this Agreement and each Borrowing outstanding from time to time hereunder shall be made or maintained, as applicable, by the Lenders pro rata on the basis of their Commitments (in the case of Tranche A-1 Loans made on the Funding Date, Tranche A-2 Loans made on the Tranche A-2 Funding Date and any New Term Loans made on any Increased Amount Date) or the aggregate outstanding amount of their Loans (in the case of separate Borrowings consisting of different Types or having different Interest Periods).

(j) The words “Maturity Date” in Section 2.9(d) of the Credit Agreement are replaced with the words “applicable Maturity Date.”

(k) A new Section 2.14 is added to the Credit Agreement to read in full as follows:

Section 2.14. Incremental Facilities. (a) The Company may by written notice to the Administrative Agent elect to request the establishment of one or more new term loan commitments (the “New Term Loan Commitments”) in an amount that may be incurred in compliance with this Agreement (including without limitation, Sections 10.1 and 10.3), each of which shall be in an amount not less than $25,000,000 individually (or such lesser amount which shall be approved by Administrative Agent), and integral multiples of $5,000,000 in excess of that amount. Each such notice shall specify (x) the date (each, an “Increased Amount Date”) on which the Company proposes that the New Term Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (y) the identity of each Lender or other Person (each, a “New Term Loan Lender”) to whom the Company proposes any portion of such New Term Loan Commitments be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Term Loan Commitment. Such New Term Loan Commitments shall become effective, as of such Increased Amount Date; provided that:

(i) before and after giving effect to such New Term Loan Commitments, no Default or Event of Default shall have occurred and be continuing on such Increased Amount Date;

(ii) before and after giving effect to such New Term Loan Commitments, all representations and warranties made by any Credit Party contained in this Agreement or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of such Increased Amount Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of said earlier date and except for the representation in Section 8.9(b) of this Agreement which shall be deemed to relate to the matter referred to therein on and as of the Tranche A-2 Signing Date);

(iii) the New Term Loan Commitments shall be effected pursuant to one or more joinder agreements (collectively, for any New Term Loan Commitments and New Term Loans, a “New Term Loan Joinder Agreement”) in form and substance satisfactory to the Administrative Agent which shall be executed and delivered by Borrowers, the New Term Loan Lender and the Administrative Agent, and each of which shall be recorded in the Register;

(iv) the Administrative Agent shall have received legal opinions and other documents reasonably requested by Administrative Agent in connection with any such transaction or required to be delivered under the applicable New Term Loan Joinder Agreement, provided that any acknowledgement of the Guaranty required to be delivered by any Guarantor and any confirmation that the Security Documents that secure the obligations of the Borrowers hereunder will continue in full force and effect, together with duly executed copies of any amendments or replacements of Security Documents that may be required shall be a condition subsequent to the applicable Increased Amount Date; and

(v) The Administrative Agent shall have received a Notice of Borrowing in respect of the New Term Loans in writing meeting the requirements of Section 2.3 of this Agreement.

(b) On any Increased Amount Date on which any New Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, each New Term Loan Lender shall make a Loan to the Borrowers (a “New Term Loan”) in an amount equal to its New Term Loan Commitment either (i) to the extent expressly provided for in the applicable New Term Loan Joinder Agreement with respect thereto, by tendering for exchange therefor non-cash consideration in an amount determined in the manner provided in the New Term Loan Joinder Agreement, to the extent applicable, or (ii) by funding cash in the amount provided in the New Term Loan Joinder Agreement and in the manner described in Section 2.4 hereof. Each New Term Loan Lender shall become a Lender hereunder with respect to the New Term Loan Commitment and the New Term Loans made pursuant thereto.

(c) Administrative Agent shall notify Lenders promptly upon receipt of Borrowers’ notice of each Increased Amount Date and in respect thereof the New Term Loan Commitments and the New Term Loan Lenders.

(d) The terms and provisions of the New Term Loans and New Term Loan Commitments may be designated Loans of an existing Tranche with terms identical thereto or designated as a new Tranche with terms except as otherwise set forth herein or in the applicable New Term Loan Joinder Agreement, identical to the Tranche A-1 Loans or the Tranche A-2 Loans. In any event, (i) the weighted average life to maturity of all New Term Loans shall be no shorter than the longer of the weighted average life to maturity of (x) the existing Tranche A-1 and (y) the existing Tranche A-2 Loans, (ii) the applicable New Term Loan Maturity Date shall be no earlier than the Initial Maturity Date, and (iii) the Weighted Average Yield applicable to the New Term Loans shall be determined by Borrowers and the applicable new Lenders and shall be set forth in the relevant New Term Loan Joinder Agreement. Notwithstanding anything herein to the contrary, this Agreement and the other Credit Documents may be amended to effect such changes as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.14 (including, as to any New Term Loans, with respect to the final maturity and amortization schedule thereof, the interest rate thereon and the treatment thereof for purposes of prepayments and voting), which amendment (which may be incorporated into the applicable New Term Loan Joinder Agreement(s)) shall be executed by the Borrowers, the Administrative Agent and the applicable New Term Loan Lender(s) (but not any other Lenders).

(l) Section 4.3 of the Credit Agreement is amended and restated in its entirety to read in full as follows:

(a) The Tranche A-1 Commitment shall terminate upon the earlier of (i) the funding thereof on the Funding Date and (ii) 5:00 p.m. (London time) on the last day of the Availability Period.

(b) The Tranche A-2 Commitment shall terminate upon the earlier of (i) the funding thereof on the Tranche A-2 Funding Date and (ii) 5:00 p.m. (London time) on the last day of the Tranche A-2 Availability Period.

(c) Each New Term Loan Commitment shall terminate at the time provided in the applicable New Term Loan Joinder Agreement.

(m) Schedule 1.1(e) to this Agreement is added as a new Schedule 1.1(e) to the Credit Agreement.

(n) Schedule 8.10 to the Credit Agreement is deleted and replaced with Schedule 8.10 to this Agreement.

(o) Schedule 8.13 to the Credit Agreement is deleted and replaced with Schedule 8.13 to this Agreement.

(p) Schedule 8.15 to the Credit Agreement is deleted and replaced with Schedule 8.15 to this Agreement.

(q) Schedule 8.18 to the Credit Agreement is deleted and replaced with Schedule 8.18 to this Agreement.

(r) Paragraph 3 of Exhibit A (“Form of Assignment and Acceptance”) to the Credit Agreement is amended and restated to read in full as follows:

Assigned Interest:

Total Commitment of all Lenders/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Tranche of Loans Assigned	Percentage Assigned of Total Commitment/Loans of all Lenders (set forth, to at least 9 decimals, as a percentage of the, Total Commitment/Loans of all Lenders)
$			[0.000000000	%]

Section 4. Representations And Warranties. Each Borrower represents and warrants that as of the Tranche A-2 Signing Date:

(a) no Default or Event of Default shall have occurred and be continuing; and

(b) all representations and warranties made by any Credit Party contained in the Credit Agreement or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Tranche A-2 Signing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of said earlier date and except for the representation in Section 8.9(b) of the Credit Agreement which shall be deemed to relate to the matter referred to therein on and as of the Signing Date).

Section 5. Conditions Precedent to the Tranche A-2 Signing Date. This Agreement shall become effective as of the first date (the “Tranche A-2 Signing Date”) when each of the following conditions shall have been satisfied:

(a) Amendment. The Administrative Agent shall have received this Agreement, executed and delivered by a duly authorized signatory of each Borrower, the Required Lenders (determined immediately prior to the Tranche A-2 Signing Date) and each Tranche A-2 Lender;

(b) Collateral Agency Agreement. The Administrative Agent shall have received any required accessions to the Collateral Agency Agreement, executed and delivered by a duly authorized signatory of each party thereto;

(c) Solvency. The Administrative Agent shall have received a certificate from an Authorized Officer of the Company in a form reasonably satisfactory to the Administrative Agent demonstrating that, as of the Tranche A-2 Signing Date, the Company on a consolidated basis with its Subsidiaries is solvent;

(d) Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (i) special New York counsel to the Borrowers reasonably satisfactory to the Administrative Agent and (ii) special Dutch counsel to the Borrowers reasonably satisfactory to the Administrative Agent, in each case in substantially the same form and substance as provided under and in connection with the Credit Agreement or otherwise in form and substance reasonably satisfactory to the Administrative Agent and, in each case, to the extent applicable to entities that are Original Credit Parties. Each Borrower, for itself and on behalf of the other Original Credit Parties, and the Administrative Agent hereby instruct counsel to deliver such legal opinions;

(e) Closing Certificates. The Administrative Agent shall have received a certificate of each Original Credit Party, dated the Tranche A-2 Signing Date, substantially in the form of Exhibit C-1 to the Credit Agreement, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Original Credit Party (or where customary in the relevant jurisdiction, executed by a director of such Original Credit Party), and, if applicable, attaching the documents referred to in clauses (f) and (g) below;

(f) Corporate Proceedings of Each Original Credit Party. The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors and, to the extent required under applicable Law or the organizational documents of any Original Credit Party, the shareholders of each Original Credit Party (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of this Agreement (and any agreements relating thereto) to which it is a party and (ii) in the case of the Borrowers, the Tranche A-2 Loans contemplated hereunder;

(g) Corporate Documents. The Administrative Agent shall have received true and complete copies of the certificate of incorporation, by-laws (or equivalent organizational documents) and, to the extent available in the relevant jurisdiction, an extract of the trade register of each Original Credit Party or certification that such corporate documents delivered on the Tranche A-2 Signing Date are currently in full force and effect and no action has been taken to alter, amend, revise, supplement, modify, revoke or rescind such corporate documents since the Signing Date;

(h) Know Your Customer. Each Tranche A-2 Lender shall have received such documentation and other evidence as shall have been reasonably requested no later than 5 days prior to the Tranche A-2 Signing Date in order for such Tranche A-2 Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar identification procedures; and

(i) Representations and Warranties. The representations and warranties set forth in Section 4 above shall be true and correct.

Section 6. Conditions Precedent to the Tranche A-2 Funding Date.

(a) Representations and Warranties. The representations and warranties set forth in Section 4 above shall be true and correct, before and after giving effect to the Tranche A-2 Loans, with the same effect as if each reference to “Tranche A-2 Signing Date” in Section 4 above were replaced with “Tranche A-2 Funding Date”.

(b) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in respect of the Tranche A-2 Loans in writing meeting the requirements of Section 2.3 of the Credit Agreement (as the same will be amended by this Agreement); and

(c) Fees. The Administrative Agent shall have received evidence that the fees in the amounts (and at the times) previously agreed in writing by the Administrative Agent to be received on or prior to the Tranche A-2 Funding Date and all expenses for which the Borrowers are responsible and in relation to which invoices have been presented prior to the Tranche A-2 Funding Date shall be paid on or by such date, and the Company and its Subsidiaries that are party thereto shall have complied in all material respects with all of the other terms of the engagement letter dated November 15, 2011 between Barclays Bank PLC and the Company to be complied with on or before the Tranche A-2 Funding Date.

The acceptance of the benefits of the Tranche A-2 Loans shall constitute a representation and warranty by each Credit Party that all the applicable conditions specified above exist as of that time.

Section 7. Further Covenants.

Without limitation of any covenant or undertaking in the Credit Agreement, each of the Borrowers hereby agrees as follows:

(a) Not later than 60 days after the Tranche A-2 Signing Date (or such longer period as the Administrative Agent may agree in writing in its sole discretion and specifically in respect of any Guarantor incorporated or registered under the laws of Hong Kong or Singapore, such longer period as is reasonably required following the Tranche A-2 Signing Date), the Administrative Agent shall have received counterparts of an Acknowledgement substantially in the form of Exhibit A to this Agreement (with such amendments thereto as may be agreed by counsel to the relevant Guarantor and counsel to the Administrative Agent), duly executed by each Guarantor (other than the Borrowers).

(b) Subject to the Agreed Security Principles, as soon as is reasonably practicable following the Tranche A-2 Funding Date and in any event within 60 days thereafter (or such longer period as the Administrative Agent may agree in writing in its sole discretion and specifically in the case of clause (iii) below and in respect of any Guarantor incorporated or registered under the laws of Hong Kong, such longer period as is reasonably required following the Tranche A-2 Funding Date):

(i) the Global Collateral Agent and the Taiwan Collateral Agent, as applicable, shall have received (A) to the extent that the Global Collateral Agent has reasonably determined (based on the advice of counsel in each relevant jurisdiction) that the Security Documents that secure the obligations of the Borrowers under the Credit Agreement (including, for the avoidance of doubt, obligations of the Borrowers in respect of the Tranche A-2 Loans) may continue in force and effect, confirmation that such Security Documents remain in full force and effect and (B) to the extent that the Global Collateral Agent has reasonably determined (based on the advice of counsel in each relevant jurisdiction) that amendments or replacements of the Security Documents that secure such obligations as of the Tranche A-2 Funding Date are required in order to ensure that such obligations under the Credit Agreement and the Guarantors under the Guaranty are secured, then copies of each such required amended or replaced agreement, executed and delivered by a duly authorized signatory of each party thereto; provided that the parties hereto agree that no such confirmation, amendment or replacement will be necessary in respect of Security Documents governed by Japanese law.

(ii) the Global Collateral Agent and the Taiwan Collateral Agent, as applicable, shall have received the executed legal opinions of (A) special German counsel to the Borrowers reasonably satisfactory to the Global Collateral Agent, (B) special Hong Kong counsel to the Global Collateral Agent reasonably satisfactory to the Global Collateral Agent, (C) special Philippines counsel to the Global Collateral Agent reasonably satisfactory to the Global Collateral Agent, (D) special Taiwan counsel to the Borrowers reasonably satisfactory to the Taiwan Collateral Agent, (E) special Taiwan counsel to the Taiwan Collateral Agent reasonably satisfactory to the Taiwan Collateral Agent, (F) special Thailand counsel to the Global Collateral Agent reasonably satisfactory to the Global Collateral Agent, (G) special Singapore counsel to the Global Collateral Agent reasonably satisfactory to the Global Collateral Agent, (H) special English counsel to the Global Collateral Agent reasonably satisfactory to the Global Collateral Agent, (I) special California and Arizona counsel to the Borrowers reasonably satisfactory to the Global Collateral Agent and (J) special Netherlands counsel to the Borrowers reasonably satisfactory to the Global Collateral Agent in each case in substantially the same form and substance as provided under and in connection with the Credit Agreement or otherwise in form and substance reasonably satisfactory to Global Collateral Agent and the Taiwan Collateral Agent, as applicable, and, in each case, to the extent applicable to entities that are Credit Parties. The Borrowers hereby instruct counsel to deliver such legal opinions.

(iii) NXP Semiconductors Singapore Pte. Ltd. shall progress the necessary “whitewash” procedures under Section 76 of the Companies Act (Chapter 50 of Singapore) in Singapore. Once the necessary “whitewash” procedures are completed, the securities (referred to in clause (b) above) and the Guaranty granted by NXP Semiconductors Singapore Pte. Ltd. (pursuant to clause (a) above) will effectively secure all Secured Obligations in respect of liabilities or obligations.

The parties hereto agree that any failure to perform the undertakings in this Section 7 on the terms provided herein shall constitute an Event of Default under the Credit Agreement if such failure continues for 30 days after notice thereof by the Administrative Agent on behalf of the Lenders or the Required Lenders.

Section 8. Certain Consequences Of Effectiveness.

(a) Except as expressly set forth herein, all terms, conditions, covenants, representations and warranties contained in the Credit Agreement and the other Credit Documents and all rights of the Agents and the Lenders and all obligations of the Credit Parties, shall remain in full force and effect. Each Borrower hereby confirms that the Credit Agreement and the other Credit Documents are in full force and effect. Without limiting the foregoing and subject to confirmation of the satisfaction of the conditions subsequent set forth in Section 7 above by the Administrative Agent, the Global Collateral Agent and the Taiwan Collateral Agent, each Borrower hereby confirms that the Guaranty and the Security Documents to which it is a party, the guarantees by each Borrower set forth therein and all of the Collateral described therein do, and shall continue to, guarantee and secure the payment of all of the Obligations and Secured Obligations (as applicable and, in each case, as defined and subject to the limitations set forth therein and subject to Debtor Relief Laws and to general principles of equity) which shall include, on and after the Tranche A-2 Funding Date, the obligations in respect of the Tranche A-2 Loans.

(b) For the avoidance of doubt, this Agreement shall not alter the Commitment of any existing Lender that is party hereto solely in its capacity as a Required Lender.

(c) This Amendment shall constitute a Credit Document for all purposes of the Credit Agreement and all the other Credit Documents.

Section 9. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 10. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 11. Waivers Of Jury Trial. EACH BORROWER, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 12. Costs And Expenses. For the avoidance of doubt, Section 13.6 of the Credit Agreement shall apply to the payment of costs and expenses incurred in connection with this Agreement and any other documents prepared in connection therewith.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NXP B.V.

By:
Name:
Title:

NXP FUNDING LLC

By:
Name:
Title:

[Signature Page to Amendment]

BARCLAYS BANK PLC, as Administrative Agent, Consenting Lender and Tranche A-2 Lender

By:
Name:
Title:

[Signature Page to Amendment]

[NAME OF LENDER], as Consenting Lender

By:
Name:
Title:

[Signature Page to Amendment]

SCHEDULE 1.1(e)

TRANCHE A-2 COMMITMENTS

(AS OF THE TRANCHE A-2 SIGNING DATE)

Tranche A-2 Lender	Tranche A-2 Commitment
BARCLAYS BANK PLC	$500,000,000

SCHEDULE 8.10

LITIGATION (EXCEPT INTELLECTUAL PROPERTY LITIGATION) AGAINST

THE COMPANY AND ITS RESTRICTED SUBSIDIARIES

	Entity	Issue	Amount claimed	Additional Information

Claims against NXP

1.	NXP Semiconductors Netherlands B.V.	Unlawful breach of negotiations	EUR 8,302,752 plus pro memorie claims

•   Negotiations with Norit Winkelsteeg B.V. and Vitens N.V. to build and operate a so-called permeaatwater factory for NXP Semiconductors Netherlands B.V. were terminated.

•   The Court of Appeal ruled that in NXP’s favour a compensation for indirect losses or loss of profit cannot be awarded but that limited compensation should be awarded for direct losses.

•   Next step is for Norit/Vitens to submit a statement of objections - this is due since Q2 2010; NXP will be able to submit a response taking as much time as N/V will take.

2.	NXP Semiconductors France SAS	Former NXP employees claiming cancellation of voluntary termination of employment contract	EUR 3,600,000

•   17 former employees of DSPG filed a claim against NXP to require their re-integration within NXP following termination of their employment or payment of a severance package

•    NXP has an indemnity from DSPG for any liabilities resulting from such terminations.

• Case won by NXP but employees filed for appeal, which is still pending.

3.	NXP Semiconductors France SAS	Breach of contract	EUR 4,000,000	• ILM Technologies France claims that NXP unlawfully terminated a services agreement. • ILM lost in fist instance and in appeal but filed for appeal in the highest court in October 2010

4.	NXP Semiconductors USA, Inc.	Alleged exposure to harmful substances resulting in physical injuries and birth defects Other Semi companies have received similar claims	None claimed, to be determined at trial

•    Three former employees assert exposure to harmful substances resulting in physical injuries and birth defects

•    Claims filed, initial discovery request commenced by both sides in court but actual substantive responses pending.

5.	NXP Semiconductors Netherlands B.V.	European Commission investigation into breach of European Union competition rules in smart card chip sector.	None claimed

•    In January 2009 the European Commission announced start of investigations concerning breach of prohibited practices such as price fixing, customer allocation and the exchange of commercially sensitive information.

•    As one of the companies active in the smart card chip sector, NXP is subject to a number of these ongoing investigations and is assisting the regulatory authorities in these investigations.

• Investigations are in initial stages and it is not currently possible to reliably estimate the outcome of the investigations.

SCHEDULE 8.13

ENVIRONMENTAL CLAIMS AGAINST THE COMPANY AND ITS RESTRICTED

SUBSIDIARIES

Site	Issue	Expected Liability	Additional Information

Germany

Hamburg	Soil and groundwater pollution	EUR 650,000 per year for next 25 years

•    Clean up already underway and will continue for 25 years.

•    Investigations alternative decontamination methods and ground water containment concept ongoing.

•    New thermal heating decontamination project started in 2011.

•    Yearly reviews undertaken by environmental agency. Last review was in February 2011.

Netherlands

Nijmegen	Soil and groundwater pollution	USD 100,000 per year for next 10 years

•    Soil and groundwater are contaminated. These matters have been reported to the authorities and no further action is required.

•    However, NXP extracts polluted groundwater of companies in neighbourhood. In consultation with the authorities, NXP has formally requested the municipality to legalize these activities. Possible treat (cleaning) methods and monitoring for extracted groundwater in the next 10 years, costing USD 100,000 per year. Decision municipality pending.

Site	Issue	Expected Liability	Additional Information

	Asbestos in foundation parking lot	USD 700,000	• NXP rents a parcel from the municipality. If the lease is ended, NXP would be required to dismantle the parcel which would result in costs in relation to the disposal of asbestos.

Lent	TCE contamination	EUR 4,000,000 if ProRail claims are successful

•    Site has been sold to ProRail. ProRail claims that NXP contaminated the land. Claims are being rejected (the last claim was in January 2010).

•    If ProRail is successful in its claims, this may result in a total liability of EUR 4,000,000 if building activities are undertaken by ProRail.

•    However, it is considered very unlikely that a claim against NXP in connection with this matter will be made successfully.

United Kingdom

Southampton	Asbestos in buildings	USD 1,700,000 if building demolished	• Updated survey complete. Cost is in relation to removal of asbestos which will be required if the building is demolished.

Manchester (Hazel Grove)	Asbestos in building and foundation	USD 850,000 Unknown	• No action required at present but removal of asbestos will be required on demolition of the building at a cost of USD 850,000

	Possible soil and groundwater pollution	USD 5,000 per year for 25 years	• Cost is in relation to testing for contamination. • At present there is no cause for concern.

SCHEDULE 8.15

RESTRICTED SUBSIDIARIES

No.	Subsidiary	Jurisdiction of Organization	Ownership Interest
1.	NXP Semiconductors Netherlands B.V.	Netherlands	100%
2.	NXP Software B.V.	Netherlands	100%
3.	NXP Semiconductors International B.V. under liquidation (voluntary wind up)	Netherlands	100%
4.	NXP Holding B.V. under liquidation (voluntary wind up)	Netherlands	100%
5.	NXP Semiconductors GA GmbH	Germany	100%
6.	SMST Unterstützungsksasse GmbH	Germany	100%
7.	NXP Semiconductors Germany GmbH	Germany	100%
8.	NXP Stresemannallee 101 Dritte Verwaltungs GmbH	Germany	100%
9.	NXP Semiconductors Austria GmbH	Austria	100%
10.	NXP Semiconductors Switzerland AG	Switzerland	100%
11.	NXP Semiconductors Belgium N.V.	Belgium	100%
12.	NXP Semiconductors France SAS	France	100%
13.	NXP Semiconductors Finland Oy	Finland	100%
14.	NXP Semiconductors Sweden AB	Sweden	100%
15.	NXP Semiconductors UK Ltd.	UK	100%
16.	NXP Semiconductors Hungary Ltd.	Hungary	100%
17.	NXP Semiconductors Electronik Ticaret A.S .	Turkey	100%
18.	NXP Semiconductors Poland Sp.z.o.o.	Poland	100%
19.	O.O.O. NXP Semiconductors Russia	Russia	100%
20.	NXP Semiconductors Guangdong Ltd.	China	100%
21.	NXP Semiconductors (Shanghai) Ltd.	China	100%
22.	NXP Semiconductors Hong Kong Ltd.	Hong Kong	100%
23.	Electronic Devices Ltd.	Hong Kong	100%

No.	Subsidiary	Jurisdiction of Organization	Ownership Interest
24.	Semiconductors NXP Ltd.	Hong Kong	100%
25.	NXP Semiconductors Japan Ltd.	Japan	100%
26.	NXP Semiconductors Korea Ltd.	Korea	100%
27.	NXP Semiconductors Singapore Pte. Ltd.	Singapore	100%
28.	NXP Semiconductors Taiwan Ltd.	Taiwan	100%
29.	NXP Semiconductors Malaysia Sdn. Bhd.	Malaysia	100%
30.	NXP Semiconductors Philippines, Inc.	Philippines	100%
31.	NXP Semiconductors Cabuyao, Inc.	Philippines	99.9%
32.	NXP Semiconductors (Thailand) Ltd. under liquidation (voluntary wind up)	Thailand	100%
33.	NXP Manufacturing (Thailand) Ltd	Thailand	100%
34.	NXP Semiconductors India Pvt Ltd.	India	100%
35.	NXP Semiconductors USA, Inc.	USA	100%
36.	NXP Semiconductors (GPS) USA, Inc.	USA	100%
37.	Jennic America, Inc.	USA	100%
38.	NXP Laboratories UK Holding Ltd.	UK	100%
39.	NXP Laboratories UK Ltd.	UK	100%
40.	Glonav UK Ltd.	UK	100%
41.	Glonav Ltd.	Ireland	100%
42.	NXP Semiconductors Canada Inc.	Canada	100%
43.	NXP Semiconductors Brasil Ltda	Brazil	100%
44.	NXP Funding LLC	USA	100%

EQUITY INVESTMENTS

No.	Entity	Country	Stakeholder[1]	Ownership Interest

1.	Laguna Ventures, Inc.	Philippines	NXP Semiconductors Philippines, Inc.	39.9%
2.	Suzhou ASEN Semiconductors Co. Ltd	China	NXP B.V.	40%
3.	Advanced Semiconductor Manufacturing Corporation Limited	China	NXP B.V.	27.47%
4.	NuTune Singapore Pte. Ltd.	Singapore	NXP B.V.	9.09%
5.	VIVOtech, Inc.	USA	NXP B.V.	0.72%

[1]	As far as the NXP B.V. stake is concerned.

SCHEDULE 8.18

INTELLECTUAL PROPERTY LITIGATION AGAINST THE COMPANY AND ITS

RESTRICTED SUBSIDIARIES

Entity	Issue	Amount claimed	Additional Information
None

EXHIBIT A

Guarantor Acknowledgement

ACKNOWLEDGEMENT

Reference is made to the Joinder and Amendment Agreement (the “Amendment”) dated November 18, 2011 relating to the Credit Agreement dated as of March 4, 2011 (the “Credit Agreement”) among NXP B.V. with its corporate seat in Eindhoven, the Netherlands (the “Company”), NXP FUNDING LLC (the “Co-Borrower”), the lending institutions from time to time parties thereto, Barclays Bank PLC, as Administrative Agent, Morgan Stanley Senior Funding, Inc., as Global Collateral Agent, and Mizuho Corporate Bank, Ltd., as Taiwan Collateral Agent. Unless otherwise specifically defined herein, each term used herein that is defined in the Amendment has the meaning assigned to such term in the Credit Agreement or the Amendment.

Each of the undersigned hereby consents to the foregoing Amendment, including without limitation the extension of the Tranche A-2 Loans referred to therein, and hereby confirms and agrees that (a) notwithstanding the effectiveness of such Amendment, each Credit Document to which it is party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, each reference in any Credit Document to the Credit Agreement, “thereof”, “thereunder”, “therein” and “thereby” and each other similar reference to the Credit Agreement contained therein shall, on and after the Tranche A-2 Funding Date, refer to the Credit Agreement as amended by the Amendment and (b) the Guaranty and the Security Documents to which each of the undersigned is a party and all of the Collateral described therein do, and shall continue to, guarantee and secure the payment of all of the Obligations and the Secured Obligations (as applicable and, in each case, as defined and subject to the limitations set forth therein and in the Amendment) which shall include, on and after the Tranche A-2 Funding Date, the obligations in respect of the Tranche A-2 Loans and any New Term Loans.

IN WITNESS WHEREOF, the parties hereto have caused this Acknowledgement to be duly executed as of the date first above written.

[GUARANTORS]

By:
Name:
Title: